Exhibit 99.1




   PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER RESULTS


     Philadelphia, Pennsylvania (February 9, 2007) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $896,000 for the quarter ended December 31, 2006 as compared to $1.1 million for the same period in 2005, a decrease of 17.6%. Earnings per share on the Company's outstanding common shares were $0.08 for the quarter ended December 31, 2006 compared to $0.09 for the quarter ended December 31, 2005.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to report the operating results for the first quarter of fiscal 2007. Earnings are slightly lower than the same quarter last year due to increased interest rate margin compression. This compression, which is being experienced by the vast majority of financial institutions, is due to the continuance of the relatively flat yield curve. As always, we will manage our interest rate spread as effectively as possible while striving to maintain our high asset quality. In addition to the release of our operating results, we are excited to have recently announced our third stock repurchase program and our plans to open a new branch office this spring."

     At December 31, 2006, the Company's total assets were $467.0 million, a decrease of $5.4 million from $472.4 million at September 30, 2006. The decrease was primarily attributable to net repayments in the investment and mortgage-backed security portfolios of $5.0 million. Management chose to use the proceeds from these repayments to repay higher cost short-term advances from the Federal Home Loan Bank (FHLB).

     Total liabilities decreased $5.5 million to $379.5 million at December 31, 2006 from $384.9 million at September 30, 2006. The decrease was primarily attributable to the repayment of FHLB advances which decreased by $7.0 million, from $31.8 million at September 30, 2006 to $24.8 million at December 31, 2006. Also contributing to the decrease was a $2.3 million decrease in accrued interest payable as interest on certificates are generally paid annually on December 31. These decreases were partially offset by a $3.3 million increase in deposits, primarily in certificates of deposit.

     Stockholders' equity increased slightly, by $35,000 to $87.5 million at December 31, 2006 as compared to $87.4 million at September 30, 2006 primarily as a result of the $896,000 in net income for quarter ended December 31, 2006 offset in part by the cost of stock repurchased during the quarter of $626,000 and the declaration of cash dividends of $463,000. Also contributing to the increase was the cumulative adjustment related to the adoption of SAB 108 effective October 1, 2006 of $172,000 primarily related to amortization of premiums and discounts on our mortgage-backed securities portfolio. Smaller changes were also noted in the amortization of unearned employee stock ownership shares and other comprehensive income.

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     Net interest income decreased $77,000 or 2.4% to $3.1 million for the three months ended December 31, 2006 as compared to $3.2 million for the same period in 2005. The decrease was due to a $974,000 or 37.1% increase in interest expense partially offset by an $897,000 or 15.5% increase in interest income. The increase in interest expense resulted primarily from an 85 basis point increase to 3.86% in the weighted average rate paid on interest-bearing liabilities, reflecting the increase in market rates of interest during the past year. Also contributing to the increase in interest expense was a $24.7 million or 7.1% increase in the average balance of interest-bearing liabilities for the three months ended December 31, 2006, as compared to the same period in 2005. The increase in interest income resulted primarily from a 56 basis point increase in the weighted average yield earned on such assets to 5.89%
for the quarter ended December 31, 2006 from the comparable period in 2005 combined with a $20.1 million or 4.6% increase in the average balance of interest-earning assets for the three months ended December 31, 2006, as compared to the same period in 2005.

     For the quarter ended December 31, 2006, the net interest margin was 2.72%, as compared to 2.92% for the comparable period in 2005. The compression in the net interest margin reflected the more rapid increase in the rate charged on the interest-bearing liabilities due to their greater interest rate sensitivity, partially offset by an increase in rates earned on interest-earning assets and by an increase in the volume of interest-earning assets.

     The Company established a provision for loan losses of $60,000 for the quarter ended December 31, 2006. No provisions were made during the comparable period in 2005. The provision in the 2006 period was established due to growth in the loan portfolio over the past year. At December 31, 2006, the Company's non-performing assets totaled $378,000, or 0.1% of total assets
and consisted of four single-family residential real estate loans.   The
allowance for loan losses totaled $678,000, or 0.3% of total loans and 179.2% of non-performing loans.

     Non-interest income increased $139,000 for the quarter ended December 31, 2006, as compared to the same period in 2005. The increase was primarily due a successful recovery of $88,000, which represented a portion of our losses and legal fees related to a previously disclosed lawsuit which was settled in 2004. Also contributing to the increase was an increase in income from bank owned life insurance ("BOLI") of $47,000 for the quarter ended December 31, 2006 compared to the comparable period in 2005. Income from BOLI was minimal during the 2005 period as the BOLI was purchased during December 2005.

     Non-interest expense increased $194,000 for the quarter ended December 31, 2006 compared to the same quarter in 2005. This was primarily due to an increase in professional fees of $152,000. The preponderance of the increase in professional fees was related to expenses associated with the defense of a previously disclosed lawsuit commenced in October 2006 by a shareholder, Stilwell Value Partners I, L.P., and increased costs incurred in connection with being a public company.

     Income tax expense for the quarters ended December 31, 2006 and 2005 was $422,000 in both periods. The effective income tax rate was 32.0% for the quarter ended December 31, 2006 compared to 28.0% for the quarter ended December 31, 2005. The lower effective tax rate in the 2005 period was primarily attributable to certain tax benefits the Company realized as a result of the adjustment of a valuation allowance during the first quarter of 2006 that had previously been established for accrued liabilities related to prior period tax accruals.

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     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


























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
                                        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                          (Unaudited)

                                              At December 31,  At September 30,
                                                   2006             2006
                                              ---------------  ----------------
                                                  (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                      $466,955       $472,381
Cash and cash equivalents                           13,412         13,428
Investment securities:
  Held-to-maturity                                 128,931        132,084
  Available-for-sale                                38,712         38,787
Mortgage-backed securities held-to-maturity         48,690         50,360
Mortgage-backed securities available-for-sale        4,457          4,615
Loans receivable, net                              218,772        219,418
Deposits                                           350,601        347,292
FHLB advances                                       24,774         31,784
Stockholders' equity                                87,482         87,448
Full service offices                                     6              6

                                       Three Months Ended
                                          December 31,
                                  ----------------------------
                                       2006          2005
                                  -----------      -----------
                                  (Dollars in Thousands Except
                                        Per Share Amounts)
                                  ----------------------------
Selected Operating Data:
Total interest income                 $6,683        $5,786
Total interest expense                 3,594         2,620
Net interest income                    3,089         3,166
Provision for loan losses                 60             -
Net interest income after
   provision for loan losses           3,029         3,166
Total non-interest income                310           171
Total non-interest expense             2,021         1,828
Income before income taxes             1,318         1,509
Income taxes                             422           422
Net income                               896         1,086
Basic earnings per share                0.08          0.09
Diluted earnings per share              0.08          0.09

Selected Operating Ratios(1):
Average yield on interest-
   earning assets                       5.89%         5.33%
Average rate on interest-bearing
   liabilities                          3.86%         3.01%
Average interest rate spread(2)         2.03%         2.32%
Net interest margin(2)                  2.72%         2.92%
Average interest-earning assets
   to average interest-bearing
   liabilities                        121.92%       124.82%
Net interest income after
   provision for loan losses to
   non-interest expense               149.88%       173.19%
Total non-interest expense to
   average assets                       1.72%         1.64%
Efficiency ratio(3)                    59.46%        54.78%
Return on average assets                0.76%         0.97%
Return on average equity                4.08%         4.74%
Average equity to average assets       18.69%        20.58%



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
                                                               For the Three Months Ended
                                                                        December 31,
                                                               --------------------------
                                                                  2006             2005
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)     0.17%            0.18%
Non-performing assets as a percent of total assets(5)             0.08%            0.16%
Allowance for loan losses as a percent of total loans             0.27%            0.25%
Allowance for loan losses as a percent of non-performing loans  179.23%          164.12%
Net charge-offs to average loans receivable                       0.00%            0.00%

Capital Ratio(4)
Tier 1 leverage ratio
     Company                                                     18.51%           20.44%
     Bank                                                        14.93%           14.78%
Tier 1 risk-based capital ratio
     Company                                                     39.49%           45.62%
     Bank                                                        31.85%           32.94%
Total risk-based capital ratio
     Company                                                     39.95%           46.07%
     Bank                                                        32.32%           33.40%

__________________________________________________


(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5) Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal. The Company had no real estate owned at December 31, 2006, and $360,000 in real estate owned at December 31, 2005.


Contacts:

Pudential Bancorp, Inc. of Pennsylvania
Thomas A. Vento
President
     or
Joseph R. Corrato
Executive Vice President
(215) 755-1500







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